Exhibit 5.1

McCarthy Tétrault LLP
Suite 1300 - 777 Dunsmuir Street
P.O. Box 10424, Pacific Centre
Vancouver, BC V7Y 1K2
Canada
Tel: 604-643-7100
Fax: 604-643-7900

August 20, 2012

Response Biomedical Corp.
1781 - 75th Avenue W.
Vancouver, British Columbia
V6P 6P2   Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8 of Response Biomedical Corp.

We are Canadian counsel to Response Biomedical Corp. (the “Company”), a British Columbia company.  This opinion is delivered to you in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of 24,200,000 common shares in the capital of the Company (the “Shares”) issuable upon the exercise of stock options granted or to be granted from time to time under the Company’s 2008 Stock Option Plan (the “Plan”).

In connection therewith, we have considered such questions of law and have examined and relied upon such resolutions, records, certificates of public officials and officers of the Company and other documents deemed necessary or appropriate to enable us to render the opinion expressed below. Our opinion herein is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based on the foregoing, it is our opinion that the Shares, when issued pursuant to the provisions of the Plan upon the exercise of stock options in accordance with the terms of the Plan and the applicable stock option agreement, will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Yours very truly,

/s/ McCarthy Tétrault LLP